Exhibit 99.1

Aytu BioScience Provides Third Quarter Fiscal 2017 Business Update

May 11, 2017

Live Conference Call and Webcast TODAY at 4:30 p.m. ET

ENGLEWOOD, Colo., May 11, 2017 — Aytu BioScience, Inc. (OTCQX: AYTU), a specialty life sciences company focused on global commercialization of novel products in the field of urology, today provided an overview of its business and growth strategy, as well as its financial results, for the three and nine months ended March 31, 2017. The Company will host a live conference call and webcast today at 4:30 p.m. ET. Details are provided at the end of this press release.

Corporate Highlights:

•	Prescriptions for Natesto® in the third quarter increased 25% over the last quarter
•	Continued to demonstrate increasing adoption of MiOXSYS® outside the U.S., recording increases in both instrument placements and revenues
•	Presented new clinical data for Natesto demonstrating Natesto’s hematologic safety in hypogonadal men and Natesto’s clinical efficacy and tolerability in hypogonadal men with seasonal allergies
•	Published fourth peer-reviewed MiOXSYS study in the journal Urology demonstrating clinical efficacy as a marker of sperm quality in patients suffering from oligozoospermia
•	Acquired New Enterprise Associates-backed Nuelle, Inc. the developer and marketer of Fiera® as a subsidiary, giving the Company another on market, revenue-generating product in a complementary therapeutic area

Financial Highlights:

•	Recorded net revenues of nearly $900,000 – in line with expectations
•	Reduced cash used in operations by 16% quarter-over-quarter to $2.4 million
•	Successfully completed a warrant exchange and received $2.2 million gross from the exercise of warrants
•	Divested Primsol® to Allegis Holdings in the amount of $1.75 million to bring in non-dilutive capital and dispense of a non-strategic product

Aytu’s Chief Executive Officer, Josh Disbrow, stated, “Aytu continues to execute on its plan to become a leading specialty life sciences company focused on urological and related conditions. I am proud of the progress that our team continues to make, as demonstrated in our third quarter results. We continue to successfully launch our lead product Natesto in the U.S., and all key indicators remain positive. It’s still early in the Natesto launch, but we are very pleased to have already eclipsed 100 total prescriptions in a week, which is a pace we didn’t anticipate until midsummer 2017. The trends are encouraging for our goal to develop Natesto as an important and novel therapeutic option for the 13 million men who are affected by low testosterone.”

“We are also continuing to see significant uptake with MiOXSYS outside the U.S. posting increased revenues, with 25 instruments placed this quarter and instrument placements in 20 countries to date and more expansion expected in the near-term. Through our team’s work with prominent academic and clinical collaborators worldwide, MiOXSYS is rapidly gaining international acceptance as a novel and important diagnostic tool used as an aid in the overall assessment of male infertility. Additionally, the acquisition of Nuelle, Inc., a company venture backed by New Enterprise Associates and its Fiera product, represents another exciting growth opportunity for the Company given the significant unmet need and market potential for Fiera in the field of female sexual arousal,” he continued.

The Company had $3.5 million in cash, cash equivalents, and restricted cash as of March 31, 2017, which does not include the cash and receivables received through the May 5, 2017 acquisition of Nuelle, Inc.

Mr. Disbrow concluded, “The third quarter was strong both operationally and financially in that we achieved net revenues approaching $1 million, while also reducing our cash used in operations compared to last quarter. Based on the promising prescription trends of Natesto, we continue to believe we are on pace to achieve break-even by next year. Importantly, we successfully raised additional capital through a warrant tender that brought in $2.2 million, gross, and by divesting our non-strategic asset Primsol for $1.75 million. We believe we are well positioned for the quarters ahead to continue to increase revenues while further decreasing our cash burn with a near-term eye toward profitability.”

Conference Call Information:

Interested participants and investors may access the conference call by dialing either:

1 (855) 656-0926 (U.S.)

1 (412) 542-4198 (international)

The webcast will be accessible live and archived on Aytu’s website, aytubio.com, for 90 days.

A replay of the call will be available for seven days. Access the replay by calling 1 (877) 344-7529 (U.S.) or 1 (412) 317-0088 (international) and using the replay access code 10106783.

About Aytu BioScience, Inc.

Aytu BioScience is a commercial-stage specialty life sciences company focused on global commercialization of novel products in the field of urology, with a focus on products addressing vitality, sexual wellness, and reproductive health. The company currently markets two prescription products in the U.S.: Natesto®, the first and only FDA-approved nasal formulation of testosterone for men with hypogonadism (low testosterone, or “Low T”) and ProstaScint® (capromab pendetide), the only FDA-approved imaging agent specific to prostate specific membrane antigen (PSMA) for prostate cancer detection and staging. Additionally, Aytu is developing MiOXSYS®, a novel, rapid semen analysis system with the potential to become a standard of care for the diagnosis and management of male infertility caused by oxidative stress. MiOXSYS is commercialized outside the U.S. where it is a CE Marked, Health Canada cleared product, and Aytu is planning U.S.-based clinical trials in pursuit of 510k medical device clearance by the FDA. Aytu’s strategy is to continue building its portfolio of revenue-generating products, leveraging its focused commercial team and expertise to build leading brands within growing markets. For more information visit aytubio.com. Aytu also now owns wholly-owned subsidiary Nuelle, Inc., a personal health and wellness company focused on women's sexual wellbeing and intimacy that markets Fiera, a personal care device for women that is scientifically proven to enhance physical arousal and sexual desire. Fiera is a consumer device and is not intended to treat, mitigate, or cure any disease or medical condition. For more information about Aytu BioScience visit aytubio.com. For more information about the Fiera personal care device visit fiera.com.

Forward Looking Statement

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act. All statements other than statements of historical facts contained in this presentation, including statements regarding our anticipated future clinical and regulatory events, future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. Forward looking statements are generally written in the future tense and/or are preceded by words such as “may,” “will,” “should,” “forecast,” “could,” “expect,” “suggest,” “believe,” “estimate,” “continue,” “anticipate,” “intend,” “plan,” or similar words, or the negatives of such terms or other variations on such terms or comparable terminology. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: our anticipated future cash position and our need for additional capital in the near term, the risk of integrating Nuelle into our operations and realizing benefits from the acquisition, risks relating to gaining and increasing market acceptance of our products, obtaining reimbursement by third-party payors, the potential future commercialization of our product candidates, the anticipated start dates, durations and completion dates, as well as the potential future results, of our ongoing and future clinical trials, the anticipated designs of our future clinical trials, anticipated future regulatory submissions and events, and future events under our current and potential future collaborations. We also refer you to the risks described in “Risk Factors” in Part I, Item 1A of Aytu BioScience, Inc.’s Annual Report on Form 10-K, as amended by our Form 10-Q for the quarter ended March 31, 2017 and in the other reports and documents we file with the Securities and Exchange Commission from time to time.

Investor contact:

Amato and Partners, LLC

Investor Relations Counsel

admin@amatoandpartners.com

Aytu BioScience, Inc.

Balance Sheets

Unaudited

	March 31,	June 30,
	2017	2016

Assets
Current assets
Cash and cash equivalents	$3,470,158	$8,054,190
Restricted cash	75,107	-
Accounts receivable, net	342,537	162,427
Inventory, net	208,197	524,707
Prepaid expenses and other	342,113	215,558
Prepaid research and development - related party (Note 11)	-	121,983
Investment in Acerus	-	1,041,362
Total current assets	4,438,112	10,120,227

Fixed assets, net	271,276	231,430
Developed technology, net	641,875	1,159,736
Customer contracts, net	585,000	1,353,375
Trade names, net	65,000	194,472
Natesto asset, net	9,560,754	10,549,797
Goodwill	74,000	221,000
Patents, net	277,611	296,611
Long-term portion of prepaid research and development - related party (Note 11)	-	213,471
Deposits	2,888	2,888
Total long-term assets	11,478,404	14,222,780

Total assets	$15,916,516	$24,343,007

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable and other	$1,408,953	$2,322,605
Accrued liabilities	1,050,816	1,197,106
Natesto payable	-	5,379,675
Accrued compensation	845,571	1,200,930
Deferred rent	6,430	4,109
Contingent consideration	42,667	-
Total current liabilities	3,354,437	10,104,425

Contingent consideration	4,037,664	3,869,122
Deferred rent	3,119	8,215
Warrant derivative liability	-	275,992
Total liabilities	7,395,220	14,257,754

Commitments and contingencies (Note 7)

Stockholders' equity
Preferred Stock, par value $.0001; 50,000,000 shares authorized; none issued	-	-
Common Stock, par value $.0001; 100,000,000 shares authorized; shares issued and outstanding 13,836,607 and 3,741,944, respectively as of
March 31, 2017 and June 30, 2016	1,384	374
Additional paid-in capital	70,839,253	56,646,304
Accumulated deficit	(62,319,341)	(46,561,425)
Total stockholders' equity	8,521,296	10,085,253

Total liabilities and stockholders' equity	$15,916,516	$24,343,007

Aytu BioScience, Inc.

Statements of Operations

Unaudited

	Three Months Ended March 31,		Nine Months Ended March 31,
	2017	2016	2017	2016

Product revenue	$893,548	$647,112	$2,385,701	$1,560,854
License revenue	-	21,429	-	64,286
Total revenue	893,548	668,541	2,385,701	1,625,140

Operating expenses
Cost of sales	324,438	340,796	1,067,654	622,222
Research and development	279,049	1,143,676	774,526	3,308,009
Research and development - related party (Note 11)	291,963	47,998	387,960	143,994
Sales, general and administrative	4,385,145	2,165,135	13,732,226	5,416,038
Sales, general and administrative - related party (Note 11)	35,767	79,612	137,311	254,680
Amortization of finite-lived intangible assets	437,013	118,697	1,311,043	284,633
Total operating expenses	5,753,375	3,895,914	17,410,720	10,029,576

Loss from operations	(4,859,827)	(3,227,373)	(15,025,019)	(8,404,436)

Other (expense) income
Interest (expense)	(80,722)	(4,074,668)	(884,187)	(4,428,136)
Derivative income (expense)	16,662	27,983	212,809	(50,054)
Unrealized gain on investment	-	-	230,936	-
(Loss) on investment	(292,455)	-	(292,455)	-
Total other (expense)	(356,515)	(4,046,685)	(732,897)	(4,478,190)

Net loss	$(5,216,342)	$(7,274,058)	$(15,757,916)	$(12,882,626)

Weighted average number of
common shares outstanding	10,938,603	1,569,078	7,562,342	1,314,308

Basic and diluted net loss
per common share	$(0.48)	$(4.64)	$(2.08)	$(9.80)

Aytu BioScience, Inc.

Statements of Cash Flows

Unaudited

	Nine Months Ended March 31,
	2017	2016

Cash flows from operating activities
Net loss	$(15,757,916)	$(12,882,626)
Adjustments to reconcile net loss to cash used in operating activities
Stock-based compensation expense	2,241,989	547,109
Depreciation, amortization and accretion	2,263,975	433,471
Issuance of restricted stocks	655,416	-
Amortization of debt issuance costs	-	178,338
Amortization of beneficial conversion feature	-	3,942,613
Derivative (income) expense	(212,809)	50,054
Amortization of prepaid research and development - related party (Note 11)	335,454	91,487
Loss on investment	61,519	-
Common stock issued to executives	509,996	-
Issuance of warrants to initial investors	596,434	-
(Gain) on sale of asset	(428,374)	-
Warrant amendment	1,507	-
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(180,110)	72,784
Decrease (increase) in inventory	290,984	(581,910)
(Increase) in prepaid expenses and other	(126,555)	(572,238)
(Decrease) increase in accounts payable and other	(307,854)	50,053
(Decrease) in accrued liabilities	(146,290)	(68,372)
(Decrease) increase in accrued compensation	(355,359)	591,451
Increase in interest payable	-	208,941
(Decrease) increase in deferred rent	(2,775)	10,560
(Decrease) in deferred revenue	-	(64,286)
Net cash used in operating activities	(10,560,768)	(7,992,571)

Cash flows used in investing activities
Deposits	-	1,998
Purchases of fixed assets	(53,435)	(203,577)
Purchase payment for Natesto asset	(6,000,000)	-
Sale of investment in Acerus	1,071,707	-
Sale of investment in Acerus cost	(91,864)	-
Installment payments for Primsol asset	(750,000)	(540,000)
Sale of Primsol asset	1,750,000	-
Net cash used in investing activities	(4,073,592)	(741,579)

Cash flows from financing activities
Ampio stock subscription payment	-	5,000,000
Sale of stock subscription	-	200,000
Costs related to the conversion of the convertible promissory notes to equity	-	(29,754)
Proceeds from convertible promissory notes, net	-	5,175,000
Debt issuance costs (Note 8)	-	(298,322)
Issuance of common stock to Lincoln Park Capital	631,481	-
Costs related to sale of common stock	(24,247)	-
Warrant tender offer	2,243,281	-
Warrant tender offer cost	(332,567)	-
Registered offering	8,602,500	-
Registered offering costs	(997,865)	-
Over-allotment warrants purchased by placement agents	2,852	-
Net cash provided by financing activities	10,125,435	10,046,924

Net change in cash, cash equivalents and restricted cash	(4,508,925)	1,312,774
Cash, cash equivalents and restricted cash at beginning of period	8,054,190	7,353,061
Cash, cash equivalents and restricted cash at end of period	$3,545,265	$8,665,835

Non-cash transactions:

Warrant derivative liability related to the issuance of the convertible promissory notes	$-	$102,931
Primsol business purchase included in primsol payable, $1,250,000 less future accretion of $173,000	$-	$1,077,000
Conversion of convertible promissory notes and interest of $143,000 to common stock	$-	$4,268,000
Reclassification of liability based warrants to equity presentation related to the convertible promissory notes	$-	$87,000
Beneficial conversion feature of $4,943,073 less $3,942,613 of accretion related to unconverted convertible promissory notes	$-	$1,001,000
Debt issuance costs related to notes that converted to equity	$-	$(183,000)
Fixed asset purchases included in accounts payable	$58,683	$-
Warrants issued in connection with the equity financing to the placement agents	$292,630	$-
Warrants amended in connection with warrant tender offer	$63,183	$-